Exhibit 4(c)


                               Amended Articles
                            of AirNet Systems, Inc.
                       (as amended through May 28, 1996)



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                               AMENDED ARTICLES
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                                      OF
                             AIRNET SYSTEMS, INC.
                       (as amended through May 28, 1996)

     FIRST: The name of the corporation shall be AirNet Systems, Inc.

     SECOND: The place in Ohio where the principal office of the corporation is to be located is in the City of Columbus, County of Franklin.

     THIRD: The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 of the Ohio Revised Code.

     FOURTH: The authorized number of shares of the corporation shall be Fifty Million (50,000,000), of which Forty Million (40,000,000) shares shall be Common Shares, par value $0.01 per share, and Ten Million (10,000,000) shares shall be Preferred Shares, par value $0.01 per share.

     The directors of the corporation are authorized to adopt amendments to the Amended Articles in respect of any unissued or treasury Preferred Shares and thereby to fix or change, to the full extent now or hereafter permitted by Ohio law: the division of such shares into series and the designation and authorized number of shares of each series; the dividend rate; the dates of payment of dividends and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements; conversion rights; restrictions on the issuance of shares of any class or series; and such other rights, preferences and limitations as shall not be inconsistent with this ARTICLE FOURTH.

     FIFTH: The directors of the corporation shall have the power to cause the corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (A) shares of any class or series issued by it, (B) any security or other obligation of the corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by the articles of the corporation, and (C) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by the articles of the corporation. The corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the corporation. The authority granted in this ARTICLE FIFTH of these Amended Articles shall not limit the plenary authority of the directors to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities, or other obligations issued by the corporation or authorized by its articles.

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     SIXTH:  No  shareholder  of the  corporation  shall have,  as a matter of right, the pre-emptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

     SEVENTH: Notwithstanding any provision of the Ohio Revised Code requiring for any purpose the vote, consent, waiver or release of the holders of shares of the corporation entitling them to exercise two-thirds or any other proportion of the voting power of the corporation or of any class or classes of shares thereof, such action, unless expressly provided otherwise by statute or by the regulations of the corporation, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise not less than a majority of the voting power of the corporation or of such class or classes.

     EIGHTH: These Amended Articles take the place of and supersede the original Articles of Incorporation of AirNet Systems, Inc.

     NINTH: Shareholders of the corporation shall not have the right to vote cumulatively in the election of directors after the filing with the Ohio Secretary of State of a Certificate of Amendment to the Company's Amended Articles reflecting the adoption of this Article NINTH.


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